Exhibit 10.1

July 19, 2024

Mr. Patrick T. Hagerty

EVP, Chief Commercial Officer

PFG - Performance Food Group

Dear Pat,

This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your continuing employment with and retirement from Performance Food Group, Inc. (“PFG” or the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), and your services as a consultant to the Company following your retirement. You and PFG may also be referred to below as the “Parties.”

1.
Retirement:

a.
Retirement Date. Your employment with the Company shall end on January 4, 2025 (the “Retirement Date”). You hereby acknowledge and agree that your termination of employment on the Retirement Date shall not entitle you to receive severance or a similar benefit under any applicable Company severance plan. Notwithstanding the foregoing, nothing contained in this Letter Agreement shall prohibit either you or the Company from terminating your employment for any reason or no reason prior to the Retirement Date (the date of termination of employment, whether on or before the Retirement Date, the “Departure Date”). From today until the Departure Date, you shall continue to serve as EVP, Chief Commercial Officer for PFG. You shall continue to be employed “at will,” which means you or the Company may terminate your employment at any time with or without cause, and with or without notice. Effective as of the Departure Date, you shall resign from any officer, director, or similar positions with respect to the Company Group and you agree to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations.

b.
Pay and Benefits. Your regular pay and benefits from the Company Group, including but not limited to your participation in the Company’s Annual Incentive Plan (the “Bonus Plan”) for fiscal year 2024, shall continue through and end effective as of the Departure Date, provided that you will not be eligible for a merit increase in the fall of 2024 and your active participation in the health, dental, and vision plans sponsored by the Company Group shall continue through the end of the calendar month in which the Departure Date occurs in accordance with plan terms. Following the Departure Date, you shall be entitled to any vested benefits under any tax qualified retirement plan of the Company in accordance with plan terms. Provided that (i) the Departure Date is the Retirement Date and (ii) you timely elect to receive group health plan continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will, during the Consulting Period, as defined below, provide you with Company-paid participation for you and your eligible dependents in such group health plans in which you and your eligible dependents were eligible to participate as of the Departure Date on the same basis as active employees. For a period of two (2) years following the Retirement Date, you will be eligible to receive executive physicals through the Executive Health Group in Richmond, Virginia at no cost to you.

c.
Annual Bonus for FY 2025. Subject to you fulfilling your obligations hereunder and remaining employed in good standing through the Retirement Date, the Company agrees that you shall remain eligible to receive fifty percent (50%) of your annual bonus for its fiscal year 2025, pursuant to the Bonus Plan. Provided that PFG’s Board of Directors (the “Board”) approves Bonus Plan payments for the 2025 fiscal year, you shall receive your prorated bonus at the actual level of performance and at the same time as payments are made to other eligible PFG associates.

d.
Expenses. The Company agrees to reimburse you for any business expenses you incur while employed by the Company pursuant and subject to applicable Company policy and provided that you submit to the Company any such expense reimbursements by January 17, 2025.

e.
Long Term Incentive Plan. Subject to you fulfilling your obligations hereunder and remaining employed in good standing through the Retirement Date and in lieu of any other long-term equity incentive grants provided under the Company’s 2015 Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”) for fiscal year 2025, prior to September 30, 2024, the Board or a committee thereof shall grant you a one-time $750,000 equity grant of restricted stock with a 12-month time-based vesting period. Furthermore, each of your prior, outstanding awards granted under the Equity Plan shall continue to vest during the Consulting Period (as defined below), and, upon the Departure Date (if the Departure Date is not the Retirement Date) or the date that the Consulting Period concludes, your then outstanding awards shall continue to vest or be forfeited in accordance with their terms. The Parties acknowledge and agree that you shall be eligible for “Retirement,” within the meaning of the Equity Plan and applicable award agreements and as modified by the Board from time to time in accordance with the terms therein, at the conclusion of the Consulting Period (provided that the Consulting Period ends on June 30, 2025).

f.
Withholdings. The Company Group shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you under this Section 1.

2.
Consulting Engagement:

a.
Consulting Period. From January 5, 2025, through June 30, 2025, or such earlier date as a result of a termination by this Section 2(a) (the “Consulting Period”), you shall be engaged by the Company as an independent contractor pursuant to this Section (the “Consulting Engagement”). PFG may only terminate its Consulting Engagement with you for Cause. You may terminate the Consulting Engagement upon providing PFG with thirty (30) days’ prior written notice. Notwithstanding anything in this Letter Agreement to the contrary, the Consulting Period shall not commence, and this Section 2 shall be of no force and effect, if the Departure Date is not the Retirement Date.

b.
Services. During the Consulting Period, you agree: (i) to use your reasonable best efforts to facilitate the transitioning of your role as Chief Commercial Officer and (ii) provide consulting on other general business issues as requested by me or my designee (the “Services”). The Services are personal in nature and will be provided by you yourself without the assistance of others.
c.
Consulting Fee. (i) The Company shall pay you a consulting fee of $260,416.67 for performing the Services through the Consulting Period, with such payment being made in equal monthly installments on the 15th day of the month starting in February 2025, and which shall be prorated for any partial months in which the Services are provided; and (ii) subject to you fulfilling your obligations hereunder and the conditions set forth herein, the last day of the Consulting Period being June 30, 2025 and your timely execution, delivery and non-revocation of the Release attached hereto as Exhibit A (the “Release”) following the last day of the Consulting Period pursuant to the terms of the Release, the Company shall pay you an additional consulting fee of $52,083.33 in one lump sum no later than ten (10) business days following the date on which the Release becomes effective.
d.
Reimbursement of Expenses. The Company shall reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of the Services hereunder; provided, that you promptly provide a detailed expense account and receipts for such expenses.
e.
Not An Employee. At all times during the Consulting Period, you shall be an independent contractor and not an employee, agent, partner or joint venturer of the Company or any other member of the Company Group. Nothing contained herein shall be construed to create the relationship of employer and employee between the Company or any other member of the Company Group and you with respect to the Consulting Period. During the Consulting Period, you shall not have any authority to make any statement, representation or commitment of any kind on behalf of the Company Group, or bind or attempt to bind the Company Group to any contract, and you shall not represent to any person or entity that you have any such authority. You shall not be entitled to any benefits afforded by the Company Group to its employees by virtue of providing the Services. You shall be directly responsible for payments to satisfy your obligations under all tax laws of every kind, workers’ compensation laws, disability and unemployment insurance laws and the Social Security Act. PFG shall not withhold taxes or any other payroll type deductions from payments made to you under this Section 2. The Company shall issue an IRS Form 1099 to you in connection with the payments of the Consulting Fee. You agree to report all compensation received under this Letter Agreement in connection with the Consulting Engagement to the appropriate federal, state or local taxing authorities. You further agree to pay, when and as due, any and all taxes incurred or owed by you as a result of the payment of the Consulting Fee and agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (a) to pay withholding taxes or similar items, or (b) resulting from any legal determination that you are not an independent contractor.
f.
For purposes of this Letter Agreement, the term “Cause” means: (a) conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (b) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (c) engagement in conduct on your part which results, or could be reasonably be expected to result in, material harm to the business or reputation of the Company; and/or (d) willful neglect in the performance of your duties for the Company or willful or repeated failure or refusal to perform such duties.

3.
Restrictive Covenants:
a.
Covenant Against Competition. You agree that during your employment with the Company Group, during the Consulting Period, and for a period of eighteen (18) months after the Consulting Period or, if your employment ends prior to the commencement of the Consulting Period and you do not provide services as a consultant during the Consulting Period under Section 2, for a period of eighteen (18) months after the Departure Date (the “Restricted Period”), you shall not engage in any Competitive Business in any State of the of the United States of America. “Competitive Business” means any other person or entity which is engaged in or preparing to become engaged in (x) distributing, managing, processing, cutting, and/or packaging food and foodservice products and associated inventory, as well as related services, which include the acquisition, procurement, production, sale, and/or distribution of food and related non-food products, equipment, goods, and/or services to restaurants, schools, hospitals, convenience stores and/or other institutions or establishments that serve food or (y) any other service offered by the Company Group with respect to which you have personally provided services or received confidential information, including, but not limited to, identifying and analyzing potential acquisition targets, particularly in the manufacturing sector. You shall be deemed to “engage in a Competitive Business” if you (a) participate, directly or indirectly, in such Competitive Business as a director, officer, stockholder, employee, salesman, partner or individual proprietor, (ii) act as a paid consultant, representative or advisor to such Competitive Business, (iii) participate in such Competitive Business as an investor (whether through loans, contributions to capital or otherwise) or have a controlling influence over such Competitive Business or (iv) permit your name to be used by or in connection with such Competitive Business; provided, however, that this paragraph shall not preclude the purchase of securities that are listed on a national securities exchange of any Competitive Business, provided that you may not beneficially own more than two percent (2%) or more of any class of such securities.
b.
Covenant Against Solicitation; Non-Interference. You agree that during the Restricted Period, you shall not, directly or indirectly through another person or entity (i) solicit any employee of the Company Group to leave the employ of the Company Group or in any way interfere with the relationship between the Company Group, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company Group until one (1) year after such individual’s employment relationship with the Company Group has been terminated, (iii) use or disclose the Company Group’s trade secrets to induce or attempt to induce any customer, client, supplier, contractor or other business relation of the Company Group, in each case, with whom or with which you had contact during your employment or engagement during the Consulting Period or about whom you obtained confidential information, to cease doing business with the Company Group or in any way interfere with the relationship between any such customer, client, supplier, contractor or business relation, on the one hand, and any member of the Company Group, on the other hand or (iv) assist any other person or entity in evaluating, assessing or attempting to purchase any company or business (in whole or in part) which you evaluated, assessed or attempted to purchase, invest in or extend a loan to on behalf of the Company Group in the 3-year period immediately prior to the Retirement Date.
c.
Covenant Against the Disclosure of Confidential Information. You agree that you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company Group’s trade secrets and/or confidential and proprietary documents and information. You also acknowledge that you have received notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual shall be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. You further agree not to disclose confidential information of the Company Group that you acquired through your employment. The term “confidential information” as used in this Letter Agreement means: (1) trade secrets, as defined by law, belonging to the Company Group; (2) non-public information, whether or not it qualifies as a trade secret, including, but not limited to, each past, current and planned distribution method or process, customer or supplier list or other lists containing the names or job titles of customer or supplier contacts, customer requirements list, price list, market study, logistics, methods of operation, costs, business plan, computer program (including object code and source code), software or database technology, system, structure or architecture, product specification, data, know-how, process, design, photograph, specification, sample, invention, idea, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, personnel training techniques and materials, terms of arrangements with customers, plans or strategies for sales, marketing, or business development with customers or prospective customers, pricing methodology, pricing policies, including incentives and discount information, profit margins, route and delivery schedules, sales and accounting records, or human resources records; (3) information regarding personnel, employee lists, compensation, and employee skills; and (4) notes, analysis, compilations, studies, summaries or other material prepared by or for Company Group containing or based, in whole or part, on any information in clauses (1), (2) or (3) above. It also includes personnel and other private information pertaining to PFG employees, officers, or directors, that PFG or its employees, officers or directors, as the case may be, took reasonable steps to prevent its release to the general public. Nothing in this Letter Agreement or any other agreement referenced herein prohibits you from (i) communicating directly or cooperating with any governmental agency, legislative body or self-regulatory organization with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any such governmental entity or (ii) disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.
d.
Injunctive Relief. You acknowledge that any violation of Section 3 of this Letter Agreement by you is likely to result in irreparable harm to the Company Group. You thus agree that if you violate Section 3, the Company shall have the right to seek and secure injunctive relief to stop any such breaches. You also agree that if such breach should occur, the Company shall be entitled to injunctive relief to prevent any such violations, shall not be obligated to post any bond to secure that relief, and shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing its remedies, to the extent permitted by law, as well as any other damages a court deems appropriate.

e.
Legal Fees. In the event that you bring a declaratory judgment action challenging the enforceability of the restrictive covenants in this Section 3 and you do not prevail in full, you shall be responsible for the Company Group’s legal fees incurred in defending the action.
4.
Effective Date. This Letter Agreement shall become effective, irrevocable, and enforceable on the date you sign it below; provided, however, that, (a) you have fourteen (14) days from the date you received this Letter Agreement (on July 19, 2024) to sign and return this Letter Agreement (such period, the “Consideration and Revocation Period”), (b) if you sign this Letter Agreement during the Consideration and Revocation Period, you may revoke your execution of this Letter Agreement prior to the expiration of the Consideration and Revocation Period by providing express written notice of such revocation to the Company Group (as provided in the Colorado Notice of Restrictive Covenant Agreement you received herewith in accordance with Colorado law), (c) if you do not timely sign this Letter Agreement, or if you timely revoke your execution of this Letter Agreement, this Letter Agreement will be of no force or effect, and (d) if you timely sign and do not timely revoke this Letter Agreement during the Consideration and Revocation Period, the Letter Agreement will become effective on the fifteenth (15th) day following the date on which you received this Letter Agreement (on July 19, 2024).
5.
Severability. If any provision of this Letter Agreement or the Release is held to be invalid, void, or unenforceable, such provision shall be of no force or effect and the invalidity or unenforceability of such provision shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Letter Agreement and Release; provided, however, that, such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
6.
409A. The Parties intend for the payments and benefits under this Letter Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Letter Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A (i) you shall not be considered to have terminated employment with the Company Group for purposes of this Letter Agreement until you would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier). Notwithstanding anything to the contrary in this Letter Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

7.
Miscellaneous. This Letter Agreement and the Release set forth our entire agreement regarding the terms of your continuing employment and your retirement from the Company, your consulting services, and except for the terms and provisions of the Equity Plan applicable to your equity awards, it supersedes any previous oral or written agreements relating to the terms of your continuing employment, your consulting or your rights upon your retirement. You understand and agree that no representations, other than what is explicitly provided for in this Letter Agreement and the attached Release, have been made to you. Any agreement relating to the Company’s intellectual property or Code of Conduct remains in effect. This Letter Agreement and the Release shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction. Any litigation under this Letter Agreement or the Release shall be brought by either party exclusively in the state or federal courts located in Colorado. As such, the Parties irrevocably consent to the jurisdiction of and venue with the courts in Colorado for all disputes related to this Letter Agreement and the Release and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law. Each of the Parties irrevocably waives any right to a trial by jury in any action related to this Letter Agreement and the Release. This Letter Agreement and the Release may be amended or modified only by another writing executed by both the Company and you.

If you agree to the terms set forth in this Letter Agreement, please indicate your agreement and acceptance by voluntarily signing this Letter Agreement in the spaces provided and return the original of each document to me.

[SIGNATURE PAGE FOLLOWS]

Pat, I recognize and appreciate your valuable contributions to PFG over the years and wish you all the best in your future endeavors.

PERFORMANCE FOOD GROUP COMPANY

By: /s/ George L. Holm____________

George L. Holm

Chairman & Chief Executive Officer

Agreed and accepted:

/s/ Patrick T. Hagerty____________

Patrick T. Hagerty

Date: July 19, 2024

EXHIBIT A

RELEASE

In consideration of the payment offered to me by Performance Food Group, Inc. (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”) in Section 2(c)(ii) of the letter agreement dated as of July 19, 2024 (the “Letter Agreement”), I on behalf of myself, and on behalf of my heirs, executors, administrators, representatives, successors, and assigns (the “Releasors”), hereby release, acquit, and forever discharge the Company, all of its past, present and future subsidiaries and affiliates (including, without limitation, all other members of the Company Group), and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, insurers, and all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities of every kind whatsoever, in law or in equity, known or unknown, suspected or unsuspected, whether or not mature or ripe (collectively, “Claims”) which I or any of the other Releasors ever had, now have or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which I sign this Release, including, but not limited to, any such Claims (a) arising out of or relating in any way to my employment with the Company or any of the other Releasees, (b) arising out of or relating to tort, fraud or defamation, and (c) arising under any federal, state local or foreign statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”), the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Immigration Reform and Control Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Fair Credit Reporting Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act, the Securities Exchange Act of 1934, the Immigration Reform and Control Act, the National Labor Relations Act, and the Labor Management Relations Act, the Fair Labor Standards Act (if and to the extent such claims may be waived by private agreement), and the Colorado Anti-Discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, and the Colorado Labor Peace Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and me; provided, however, that notwithstanding the foregoing, nothing contained in this Release shall in any way diminish or impair: (I) any rights I may have to vested benefits under the Company’s health, welfare and qualified retirement plans; (II) my ability to bring proceedings to enforce the Letter Agreement; (III) any Claims I may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; (IV) any rights I may have to indemnification in my capacity as a current or former officer of the Company or any other member of the Company Group; or (V) my right to challenge the validity of the release of ADEA claims set forth in this Release.

I acknowledge and agree that:

A. The benefits I am receiving under the Letter Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

B. The Company has advised me in writing to consult with an attorney prior to signing this Release.

C. I have been given the opportunity to seek the advice of counsel.

D. I have carefully read and fully understand all of the provisions of this Release.

E. In no event may I sign this Release prior to the later of the Departure Date or at the end of the Consulting Period, as defined above.

F. I was given a period of at least twenty-one (21) days following the end of the Consulting Period (as defined in the Letter Agreement) within which to consider this Release.

G. Changes to this Release, whether material or immaterial, will not restart the running of the twenty-one (21)-day period for my execution of this Release.

D. The Company has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days of my signing this Release by delivering written notice of such revocation to A. Brent King, EVP, Secretary and General Counsel, Performance Food Group, 12500 West Creek Parkway, Richmond, Virginia 23238 (brent.king@pfgc.com) and this Release shall become final and binding if no such notice of revocation is received by the Company within such seven (7) day period.

I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Letter Agreement; and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.

This Agreement will not become effective until the eighth (8th) calendar day after the date on which I execute it. If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I (1) warrant and represent that I shall notify the Company, through Mr. King, in writing, in accordance with the attached Letter Agreement, of my revocation of this Release; (2) this Release shall be of no force or effect; and (3) I shall have no right to the payments or benefits set forth in Section 2(c)(ii) of the Letter Agreement.

Except as otherwise provided for in the Letter Agreement, I acknowledge that I have been paid by the Company for all hours worked as an employee of the Company and am in receipt of all amounts due from the Company or any other Releasees, including but not limited to the following: (1) all wages, incentive compensation and bonuses and (2) reimbursement for all reasonable and necessary business travel and entertainment expenses incurred by me on behalf of the Company. I also acknowledge and represent that: (i) I have suffered no injuries or occupational diseases arising out of or in connection with my employment with the Company; (ii) I have received all leave to which I was entitled under the Family and Medical Leave Act (“FMLA”) or similar state law; (iii) I am not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act or similar state law by the Company or any of the other Releasees; (iv) I am not aware of any facts that may constitute violations of the Company’s Code of Conduct and/or legal obligations, including the federal securities laws; and

(v) I have not filed any employment discrimination, wrongful discharge, wage and hour, or any other complaints or charges in any local, state or federal court, tribunal, or administrative agency against the Company or any of the other Releasees.

Nothing in this Release or the Letter Agreement precludes me from filing a charge or complaint with, or voluntarily participating in an investigation or proceeding conducted by the National Labor Relations Board, the EEOC (or other similar state or local agency), the U.S. Department of Labor, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or from testifying truthfully in the course of any administrative, legal or arbitration proceeding, provided that the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney-client privilege, as I understand that the Company Group does not authorize the waiver of the attorney-client privilege or work product protection or any other privilege or protection belonging to the Company Group.

Signature: ________________________________

Patrick T. Hagerty

Date: ____________________________________